Exhibit 99.1

March 4, 2014

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com

HFF, Inc. reports fourth quarter and full year 2013 financial and transaction production results

PITTSBURGH, PA – HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the fourth quarter and full year of 2013. Based on transaction volume, HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities and, collectively with HFF LP, the Operating Partnerships), is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector.

Consolidated Earnings

Fourth Quarter Results

The Company had a record performance in the fourth quarter of 2013 when compared to prior quarters, as well as any other prior fourth quarter performance. The Company reported record revenues of $131.0 million for the fourth quarter of 2013, which is a new high-water mark for any quarter and represents an increase of $33.7 million, or 34.6%, compared to the fourth quarter of 2012 revenues of $97.3 million (the previous high-water mark). The Company generated a record operating income of $36.0 million, which is also a new high-water mark for any quarter and represents an increase of $14.5 million, or 67.1%, when compared to $21.6 million for the fourth quarter of 2012 (the previous high-water mark). This increase in operating income is primarily attributable to the 34.6% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 63 new associates from January 1, 2013 through December 31, 2013, (ii) an increase in incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics, and (iii) increased non-cash stock compensation expense primarily related to the non-cash mark-to-market adjustments on liability-based stock awards revalued each quarter, (b) increased travel and entertainment expenses, (c) increased occupancy costs, and (d) increased depreciation and amortization costs.

HFF reports fourth quarter and full year 2013 financial results

Interest and other income, net, totaled $2.9 million in the fourth quarter of 2013, a decrease of $4.6 million, or 60.8%, as compared to $7.5 million in the fourth quarter of 2012. This decrease is primarily a result of decreases in other income on the initial valuation of mortgage servicing rights and other income earned in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

The Company recorded income tax expense of $16.3 million in the fourth quarter of 2013, compared to a tax benefit of $6.7 million in the fourth quarter of 2012, an increase of $23.0 million, which is primarily due to the higher income before income taxes earned in the fourth quarter of 2013 compared to the fourth quarter of 2012, and as a result of the Company’s reversal of the remaining valuation allowance on deferred tax assets of $19.5 million in the fourth quarter of 2012, which resulted in a decrease in income tax expense of $18.8 million.

The Company reported record net income for the quarter ended December 31, 2013 of $22.7 million, a new high-water mark for any quarter, and represents an increase of $3.0 million, or 15.4%, compared with net income of $19.6 million for the quarter ended December 31, 2012 (the previous high-water mark). Net income for the quarter ended December 31, 2013 was a record $0.60 per diluted share compared to the previous high-water mark of $0.52 per diluted share for the fourth quarter of 2012, an increase of $0.08 per diluted share, or 15.4%. The net income per diluted share for the quarter ending December 31, 2012 was impacted by the reversal of the valuation allowance in the fourth quarter of 2012 which resulted in a decrease in income tax expense of $18.8 million. This impact on net income was partially offset by a decrease in other income related to the increase in the payable under the tax receivable agreement of $16.0 million. The effect of the adjustments for the reversal of the deferred tax asset valuation allowance and the related impact on the payable under the tax receivable agreement resulted in an overall net increase to net income of approximately $2.8 million, or $0.07 per share on a fully diluted basis, for the quarter ended December 31, 2012.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the fourth quarter of 2013 was a record $41.3 million (high-water mark for any quarter), and represents an increase of $13.5 million, or 48.4%, as compared to $27.8 million (the previous high-water mark) in the comparable period in 2012. The Adjusted EBITDA margin for the fourth quarter of 2013 was a

HFF reports fourth quarter and full year 2013 financial results record 31.5% compared to an Adjusted EBITDA Margin of 28.6% in the fourth quarter of 2012 (the previous high-water mark for any quarter). This increase in Adjusted EBITDA is primarily attributable to the increase in operating income, net as discussed above.

Full Year Results

The Company also reported numerous new high-water marks for the year 2013 when compared to any other prior year. The Company reported record total revenues of $355.6 million for the year ended December 31, 2013, which is an increase of $70.6 million, or 24.8%, compared to total revenues of $285.0 million for the year ended December 31, 2012 (the previous high-water mark). Operating income for the year ended December 31, 2013 was a record $70.0 million, which represents an increase of $19.9 million, or 39.6%, when compared to $50.1 million for the year ended December 31, 2012. This increase in operating income was primarily attributable to the 24.8% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with, in part, (i) the net growth in headcount of 63 new associates from January 1, 2013 through December 31, 2013, (ii) an increase in incentive compensation including firm and office profit participation expenses directly tied to performance-based metrics, and (iii) increased non-cash stock compensation expense primarily related to non-cash mark-to-market adjustments on liability-based stock awards revalued each quarter, (b) increased other operating costs related, in part, to the Company’s headcount growth, such as office expansion-related occupancy costs and travel and entertainment expenses, and (c) increased depreciation and amortization costs.

Interest and other income, net, totaled $17.1 million for the year ending December 31, 2013, a decrease of $2.9 million, or 14.7%, as compared to $20.0 million for the year ending December 30, 2012. This decrease is primarily a result of decreased other income earned on the initial valuation of mortgage servicing rights, which was partially offset by increased other income in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

Income tax expense for the year ended December 31, 2013 was approximately $34.6 million, an increase of $25.9 million, compared to income tax expense of $8.7 million for the same period in 2012. This increase in income tax expense is primarily due to the higher income before income taxes earned for the year ended December 31, 2013 compared to the same period in 2012, and as a result of the Company’s reversal of the remaining valuation allowance on deferred tax assets of $21.9 million during the year ended December 31, 2012.

HFF reports fourth quarter and full year 2013 financial results

The impact of the reversal of the valuation allowance and the effect of changes in the rates used to measure the deferred tax assets on income tax expense for the year ended December 31, 2012 was a decrease of $20.7 million. The adjustment to the Company’s deferred tax asset and its impact on the Company’s tax expense was partially offset by a corresponding decrease in other income related to the increase in the payable under the tax receivable agreement, which reduced income before income taxes by $17.4 million during the year ended December 31, 2012.

The Company reported a record net income attributable to controlling interest for the year ended December 31, 2013 of $51.4 million, which represents an increase of approximately $7.6 million, or 17.2%, compared with the previous high-water mark of $43.9 million for the year ended December 31, 2012 (after a downwards adjustment to net income of $0.2 million to reflect the impact of the noncontrolling ownership interest of HFF Holdings LLC (Holdings) in the Operating Partnerships). Net income attributable to controlling interest for the year ended December 31, 2013 was a record $1.36 per diluted share, which represents an increase of $0.18 per diluted share or 15.3%, as compared to net income attributable to controlling interest of $1.18 per diluted share for the same period in 2012 (the previous high-water mark). The effect of the adjustments for the reversal of the deferred tax asset valuation allowance and the changes in the tax rates used to measure the deferred tax assets and the related impact on the payable under the tax receivable agreement resulted in an overall net increase to net income of approximately $3.3 million, or $0.09 per share on a fully diluted basis, for the year ended December 31, 2012.

Adjusted EBITDA for the year ended December 31, 2013 was a record $96.9 million, representing an increase of $26.9 million, or 38.5%, as compared to of $70.0 million for the year ended December 31, 2012 (the previous high-water mark). The Adjusted EBITDA margin for the year 2013 was a record 27.3% compared to an Adjusted EBITDA Margin of 24.6% in the year 2012. This increase in Adjusted EBITDA is primarily attributable to the increase in operating income as discussed above.

HFF reports fourth quarter and full year 2013 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Dec. 31,		For the Year Ended Dec. 31,
	2013	2012	2013	2012
Revenue	$130,968	$97,303	$355,605	$284,974

Operating expenses:
Cost of services	71,356	53,896	202,542	163,937
Operating, administrative and other	21,915	20,329	76,286	65,153
Depreciation and amortization	1,654	1,514	6,800	5,767

Total expenses	94,925	75,739	285,628	234,857

Operating income	36,043	21,564	69,977	50,117

Interest and other income, net	2,943	7,506	17,100	20,049
Interest expense	(7)	(10)	(33)	(42)
(Increase) decrease in payable under the tax receivable agreement	—	(16,145)	(1,040)	(17,358)

Income before income taxes	38,979	12,915	86,004	52,766

Income tax expense (benefit)	16,314	(6,732)	34,578	8,661

Net income	22,665	19,647	51,426	44,105

Net income attributable to noncontrolling interest (1)	—	—	—	243

Net income attributable to controlling interest	$22,665	$19,647	$51,426	$43,862

Earnings per share - basic	$0.61	$0.53	$1.38	$1.19
Earnings per share - diluted	$0.60	$0.52	$1.36	$1.18
Weighted average shares outstanding - basic	37,378,661	37,171,214	37,345,918	36,917,096
Weighted average shares outstanding - diluted	37,939,788	37,531,407	37,745,685	37,151,792

Adjusted EBITDA	$41,293	$27,823	$96,948	$70,002

Note:

(1)	The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the Company’s 2007 initial public offering and after giving effect to the Operating Partnerships units held by Holdings that have been subsequently exchanged for shares of Class A common stock of HFF, Inc. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company has since its initial public offering, operated and controlled all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc.’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships. As of August 31, 2012, Holdings exchanged all of its remaining interests in the Operating Partnerships and the Company, through its wholly-owned subsidiaries, became, and continues to be, the only equity holder of the Operating Partnerships.

HFF reports fourth quarter and full year 2013 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Fourth Quarter Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Three Months		Ended December 31,
By Platform	2013		2012
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$8,133,702	308	$7,915,564	309
Investment Sales	12,072,299	177	5,008,831	138
Structured Finance	610,679	28	1,440,247	22
Loan Sales	239,348	8	184,255	6

Total Transaction Volume	$21,056,028	521	$14,548,897	475

Average Transaction Size	$40,415		$30,629

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,552,000		$2,039,500
Loan Servicing Portfolio Balance	$33,051,368	2,269	$31,332,392	2,281

The total number of transactions and production volumes for the fourth quarter of 2013 totaled a record 521 transactions which resulted in a record production volume of $21.1 billion, both of which are new high-water marks for any quarter since the Company went public. The above represents an increase of 46 transactions, or 9.7%, as well as an increase of approximately $6.5 billion, or 44.7%, in production volume when compared to fourth quarter of 2012 production volume of approximately $14.5 billion on 475 transactions. The average transaction size for the fourth quarter of 2013 was $40.4 million, a new high-water mark for any quarter and approximately 31.9% higher than the comparable figure of approximately $30.6 million for the fourth quarter of 2012. It should be noted that a portion of the 44.7% increase in production volume was the result of one large investment sales transaction which closed during the fourth quarter of 2013. If this large sale transaction was excluded, production volume would have still increased by 28.3%, and the average transaction size for the fourth quarter of 2013 would have been approximately $35.8 million, or approximately 17.0% higher than the fourth quarter 2012 average transaction size of $30.6 million.

HFF reports fourth quarter and full year 2013 financial results

•	Debt Placement production volume was approximately $8.1 billion in the fourth quarter of 2013, a new high-water mark for any fourth quarter, and represents an increase of 2.8% from fourth quarter of 2012 volume of approximately $7.9 billion.

•	Investment Sales production volume was approximately $12.1 billion in the fourth quarter of 2013, a new high-water mark for any quarter, and represents an increase of 141.0% over fourth quarter of 2012 volume of approximately $5.0 billion. It should be noted that a portion of the 141.0% increase in investment sales production volume was the result of a large investment sale transaction which closed during the fourth quarter of 2013. If this sale transaction was excluded, investment sales production volume during the fourth quarter of 2013 would have still increased by 93.4% over the comparable quarter in 2012.

•	Structured Finance production volume was approximately $610.7 million in the fourth quarter of 2013, a decrease of 57.6% from the fourth quarter of 2012 volume of approximately $1.4 billion.

•	Loan Sales production volume was approximately $239.3 million for the fourth quarter of 2013, an increase of 29.9% from the fourth quarter of 2012 volume of $184.3 million.

•	At the end of 2013, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $1.6 billion compared to approximately $2.0 billion at the end of 2012, representing a 23.9% decrease.

•	The principal balance of the Company’s Loan Servicing portfolio reached $33.1 billion, at the end of 2013, representing a new high-water mark and an increase of approximately $1.7 billion, or 5.5%, from $31.3 billion at the end of 2012.

HFF reports fourth quarter and full year 2013 financial results

Full Year Production Volume Results

	Unaudited Production Volume by Platform
	(dollars in thousands)
	For the Year Ended December 31,
By Platform	2013		2012
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$27,775,185	936	$23,353,562	861
Investment Sales	25,931,454	485	15,113,037	393
Structured Finance	1,455,232	77	2,487,811	71
Loan Sales	590,642	28	919,787	33

Total Transaction Volume	$55,752,513	1,526	$41,874,197	1,358

Average Transaction Size	$36,535		$30,835

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,552,000		$2,039,500
Loan Servicing Portfolio Balance	$33,051,368	2,269	$31,332,392	2,281

Production volumes for the year ended December 31, 2013 totaled approximately $55.8 billion, which represents the highest production volume for any year, on 1,526 transactions which is also a new high-water mark. The above represents a 33.1% increase in production volume and a 12.4% increase in the number of transactions when compared to the production volume of approximately $41.9 billion on 1,358 transactions for the comparable period in 2012. The average transaction size for the year ended December 31, 2013 was $36.5 million, representing an 18.5% increase from the comparable figure of $30.8 million in the year ended December 31, 2012. It should be noted that there were two unusually large investment sales transactions that occurred in 2013. If the 2013 production volumes were adjusted to exclude these two unusually large investment sales transactions, the Company’s adjusted 2013 production volume would still have increased by approximately 24.8% as compared to the 2012 production volume of $41.9 billion and the Company’s adjusted average transaction size for 2013 would still have increased by 11.1% as compared to the 2012 average transaction size of $30.8 million.

HFF reports fourth quarter and full year 2013 financial results

•	Debt Placement production volume reached a new high water-mark and was approximately $27.8 billion for the full year of 2013, representing an increase of 18.9% from the 2012 debt placement volume of approximately $23.4 billion.

•	Investment Sales production volume also reached a new high-water mark and was approximately $25.9 billion during 2013, representing an increase of 71.6% over 2012 volume of approximately $15.1 billion. It should be noted that a portion of the 71.6% increase in investment sales production volume was the result of two unusually large investment sales transactions which closed during 2013. If these two unusually large sale transactions were excluded, investment sales production volume during the full year of 2013 would have still increased by 48.5% over the comparable figure for full year 2012.

•	Structured Finance production volume was approximately $1.5 billion for full year 2013, a decrease of 41.5% from 2012 volume of approximately $2.5 billion.

•	Loan Sales production volume was approximately $590.6 million for 2013, a decrease of 35.8% from 2012 volume of $919.8 million.

•	At the end of 2013, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $1.6 billion compared to approximately $2.0 billion at the end of 2012, representing a 23.9% decrease.

•	The principal balance of the Company’s Loan Servicing portfolio reached $33.1 billion, at the end of 2013, representing a new high-water mark and an increase of approximately $1.7 billion, or 5.5%, from $31.3 billion at the end of 2012.

Business Comments

Pursuant to its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their highest levels since the Company went public in January 2007. The Company’s total employment reached a record 637 associates as of December 31, 2013, which represents a net increase of 63, or 11.0%, over the comparable total of 574 associates as of December 31, 2012. HFF’s total number of transaction professionals reached a record 251 as of December 31, 2013, which represents a net increase of 22, or 9.6% over the comparable total of 229 transaction professionals as of December 31, 2012. Over the past twelve months, we continued to add transaction professionals to our existing lines of

HFF reports fourth quarter and full year 2013 financial results business and product specialties through the promotion and recruitment of associates in 15 of our 22 offices. During 2013, the firm added transaction professionals in Atlanta, Austin, Boston, Chicago, Dallas, Denver, Houston, Indianapolis, Los Angeles, New York City, Orange County, Philadelphia (new office which opened in December 2013), San Diego, San Francisco and Washington, D.C. offices.

As reported in November 2013, beginning in the fourth quarter of 2013, the Company expanded the size of its Executive Committee by adding four executive managing directors, Manny de Zarraga, Scott Galloway, Matthew Lawton and Gerard Sansosti, from its Leadership Team, on an ad-hoc basis, to the Company’s then four-person Executive Committee. Effective January 1, 2014, each of them became permanent voting members of the Executive Committee, increasing the number of voting positions from three to seven. Also, effective January 2014, as part of the Company’s ongoing succession planning efforts to continue to provide critical training, mentoring and education for the future leaders of our business, the Company added seven additional non-voting ad-hoc members to our Executive Committee. Joining the current non-voting ad-hoc members of our Executive Committee, which consists of executive managing director, John Fowler, our CFO, Greg Conley, and our COO, Nancy Goodson are senior managing directors, Riaz Cassum, Michael Leggett, Kevin Mackenzie, Trey Morsbach, Wally Reid, Mike Tepedino, and Eric Tupler. Finally, as previously reported in November 2013, as part of the Company’s ongoing succession planning efforts, (i) effective April 1, 2014, John H. Pelusi, Jr. will be voluntarily stepping out of his positions as (a) the CEO and Vice Chairman of the Board of the Company, (b) the Managing Member of the Operating Partnerships, and (c) as a voting member of the Executive Committee of the Operating Partnerships, however, he will remain a member of the Executive Committee as a non-voting ad-hoc member; (ii) Mark D. Gibson, who is also currently a Vice Chairman of the Board of the Company, will succeed Mr. Pelusi as the CEO of the Company and will remain a Vice Chairman of the Board of the Company as well as an executive managing director of the Operating Partnerships and a voting member of the Executive Committee, and (iii) Joe B. Thornton, who is also currently a Vice Chairman of the Board of the Company, will become President of the Company and will succeed Mr. Pelusi as the Managing Member of the Operating Partnerships, and will remain a Vice Chairman of the Board of the Company as well as an executive managing director of the Operating Partnerships and a voting member of the Executive Committee. Finally, as a follow-up to the statement

HFF reports fourth quarter and full year 2013 financial results made on January 15, 2014 as part of the announcement of the Special Cash Dividend of $1.83 per common share, the Company’s Board of Directors awarded 750,000 shares of Class A Common Stock, pursuant to the Company’s 2006 Omnibus Incentive Compensation Plan, at a price of $29.51 per share with a five year vesting schedule to reward select individuals of the Operating Partnerships who played key roles in the Company’s extraordinary production, operating and financial results in recent years. It should be noted that the four founding members (John Fowler, Mark D. Gibson, John H. Pelusi, Jr. and Joe B. Thornton) of the predecessor companies to the Company voluntarily declined to participate in these awards.

“As a result of the ongoing, unprecedented quantitative easing by the U.S. Federal Reserve, whose balance sheet has now grown to more than $4 trillion, as well as the continued quantitative easing by most other global central banks, there was continued improvement in the public and private sectors of the U.S. commercial real estate capital markets in the fourth quarter of 2013. These improved conditions coupled with a slowly improving economy continued to benefit certain sectors of the U.S. commercial real estate market, especially core, core plus, value-add and certain opportunistic properties in nearly all the major markets as well as in some select secondary markets with proven economies. Generally speaking, given the improving conditions in the U.S., we expect to see further modest improvement in property level fundamentals for most property types in the majority of the major markets and in some select secondary markets with proven economies with more stagnant conditions in less proven secondary markets, whose economies are stagnating or declining, as well as in most tertiary markets during 2014. As previously reported, we believe improvements in property level fundamentals as well as transaction volumes in the U.S. commercial real estate capital markets will remain vulnerable to the key macro domestic and global concerns which have been with us since late 2007. Some of these concerns include: (a) potential future impasses within the U.S. Federal Government in passing budgets and/or appropriation bills, (b) serious budget choices faced by state and local governments within the U.S., (c) stubbornly high U.S. unemployment levels along with the continuing decline in the labor participation rate, (d) potentially higher interest rates resulting from the future tapering and the ultimate reversal of the quantitative easing by the U.S. Federal Reserve whose balance sheet has increased by more than $3 trillion since 2008, along with similar actions by other global central banks, (e) the Eurozone’s continued inability to resolve its sovereign debt problems and the

HFF reports fourth quarter and full year 2013 financial results inter-related tier-one capital issues in the majority of the European banks, (f) emerging market economic concerns, and (g) the continuing tensions in the Middle East, North Korea and parts of Asia, each of which individually has the potential to derail the improving economic and capital market conditions in the U.S.,” said John H. Pelusi, Jr., the Company’s chief executive officer.

“Just as we have since January 2010, during the fourth quarter of 2013 we continued to invest in our business and aggressively pursue our strategic growth initiatives through both organic promotions and recruitment in the face of the above-mentioned macro-concerns which we have successfully navigated since 2008. Since January 2010, we have grown our headcount by nearly 70% with the addition of a net total of 261 highly talented associates, including a nearly 60% increase in our production ranks with the addition of 92 net transaction professionals. In the past twelve months, we have grown our head count by 11% with the addition of a net total of 63 high-quality, talented associates, including a nearly 10% increase in our production ranks with the addition of a net total of 22 transaction professionals. Our current headcount of 637 associates and the 251 transaction professionals included therein, are both new high-water marks for the Company. As previously reported, as a result of the strategic growth of our business and in order to enhance our management capabilities, effective January 2014, we increased the size of the permanent voting members on our Executive Committee from three to seven, and we also added seven new ad-hoc members to our Executive Committee. The purpose of expanding our Executive Committee was to ensure we have the appropriate management resources to appropriately train, mentor, educate and lead our existing and future office heads, business line and product specialty team leaders, as well as each of our existing and future transaction professionals in order to better serve our clients and to also provide a deep talented bench of future leaders for our business. Our significant growth in our associates and transaction professional ranks, as well as the creation of our Leadership Team at the end of 2010 along with the expansion of our Executive Committee, illustrates the Company’s continued investment and commitment to strategically grow its business by taking advantage of all appropriate opportunities to grow our market share,” said Mr. Pelusi.

“As reported in March of 2013, we believe that approximately 5% to 10% of our fourth quarter 2012 production revenues may have been attributable to tax-related sales, which we believe negatively

HFF reports fourth quarter and full year 2013 financial results impacted our full year 2013 production revenues and operating results. Notwithstanding the pull forward effect of transactions from 2013 into 2012, we believe we continued to grow our market share relative to the industry during the fourth quarter and full year 2013, as evidenced by the comparison of our strong and record breaking production results to the various third party debt and investment sales industry trade organizations reports. When comparing our 2013 transaction volumes to the industry in which we compete, our transaction volumes were up 76.6% and 28.3%, respectively, versus our transaction volumes in 2005 and 2007, respectively, while the total U.S. debt and investment sales volumes, as measured by the Mortgage Bankers Association and Real Capital Analytics, respectively, are similar to 2004 and 2005 levels, which were down approximately 45% and 38%, respectively, from their respective peak levels in 2007. Our transaction volumes for the fourth quarter and full year of 2013 were all new high-water marks for the Company and were up 44.7% and 33.1%, respectively, compared to the comparable periods in 2012. Additionally, our commercial loan servicing portfolio increased 5.5% to $33.1 billion, which was also a new high-water mark,” said Mr. Pelusi.

“Our record production efforts resulted in record-breaking revenues, operating income, net income and Adjusted EBITDA, which were up 34.6%, 67.1%, 15.4% and 48.4%, respectively, for the fourth quarter of 2013 versus the comparable period in 2012. For the full year of 2013, our total revenues, operating income, net income and Adjusted EBITDA were also up a strong 24.8%, 39.6%, 16.6% and 38.5%, respectively, and were all new high-water marks for the Company. Our Adjusted EBITDA Margins of 31.5% and 27.3% for the fourth quarter and for the full year 2013, respectively, were both new high-water marks for the Company as well. Our strong operating performance and record earnings were the foundation that permitted the Company to return approximately $124.5 million in special excess cash dividends since December 2012, with the most current special cash dividend of $1.83 per share or approximately $68.2 million, being paid to our shareholders in early February 2014,” said Mr. Pelusi.

“We believe our significant, prudent and continuing investments in our talented associates, as well as the expansion of our Executive Committee and Leadership Team and their ongoing mentoring and leadership by example, all will continue to pay long-term dividends for the Company and its shareholders, as we believe

HFF reports fourth quarter and full year 2013 financial results they have since 2010 as evidenced by our significant and record breaking growth in revenues, earnings, and cash generated over this period. We believe the market has likewise recognized our achievements over this period as the Company hit the one billion dollar market capitalization in 2013, and for the second consecutive year, the Company was ranked by Fortune Magazine’s Top 100 Fastest Growing Companies. We also believe our strong balance sheet and cash position, even after the payment of the special cash dividend of approximately $68.2 million in February 2014, combined with our continued investment of time, experience and capital will continue to enable us to (a) better serve our clients, (b) best position the Company to take advantage of future strategic opportunities as they arise and capture market share, regardless of market conditions, and (c) fully take advantage of the forecasted transaction volumes that are likely to arise from the nearly $1.4 trillion of commercial real estate loans that are set to mature between 2014 and 2017, just as we have consistently demonstrated since 2010,” said Mr. Pelusi.

“We believe our 251 transaction professionals, who collectively own more than 20% of the outstanding shares of the Class A Common Stock and who have an average tenure of approximately 17.7 years in the commercial real estate industry coupled with our enhanced disciplined management oversight from our deep and experienced Leadership Team, (over 90% of whom are likewise shareholders, will enable us to continue to provide value-add winning solutions for our clients. This, in turn, should create continued value for all of our shareholders based on our demonstrated past performance as well as our significant alignment of interests with our shareholders. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning strategies for them as evidenced by our record results. We would also like to thank our associates who continue to demonstrate their ability to quickly adapt, innovate and share their collective knowledge from each transaction to provide superior value-added winning solutions and services to our clients. Finally, we remain grateful to our Board for its continued investments in our people, including its most recent award of 750,000 shares of Class A Common Stock to select individuals of the Company who were responsible for our most recent success. The ability to reward the individuals of the Operating Partnerships, who played key roles in the Company extraordinary production, operating and financial results, is deeply rooted in our Mission and Vision Statement, and it has been the key to our success, both as a private and public Company. We also think it is critical to note that the four founding members (John Fowler, Mark D. Gibson, John H. Pelusi, Jr. and Joe B. Thornton) of the predecessor companies to the Company’s voluntarily declined to participate in order to maximize the Company’s investment in its most important asset, its people,” added Mr. Pelusi.

HFF reports fourth quarter and full year 2013 financial results

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income attributable to controlling interest, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss fourth quarter and full year of 2013 financial results on Tuesday, March 4, 2014 at 6:00 p.m. Eastern Time. To listen, participants should dial 877-280-4957 in the U.S. and 857-244-7314 for international callers approximately 10 minutes prior to the start of the call and enter participant code 68141168. A replay will become available after 10:00 p.m. Eastern Time on Tuesday, March 4, 2014 and will continue through April 4, 2014, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 39189088.

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, March 4, 2014 beginning at 6:00 p.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 22 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, private equity and structured finance, investment banking and advisory services, loan sales and commercial loan servicing.

HFF reports fourth quarter and full year 2013 financial results

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.‘s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports fourth quarter and full year 2013 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$201,262	$126,331
Accounts receivable, receivable from affiliate and prepaids	4,588	4,485
Mortgage notes receivable	93,587	261,272
Property, plant and equipment, net	6,586	4,800
Deferred tax asset, net	161,099	169,929
Intangible assets, net	20,488	21,611
Other noncurrent assets	566	771

Total assets	$488,176	$589,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$93,587	$261,272
Accrued compensation, accounts payable and other current liabilities	67,155	46,867
Long-term debt (includes current portion)	443	578
Deferred rent credit and other liabilities	5,801	4,516
Payable under the tax receivable agreement	145,616	154,944

Total liabilities	312,602	468,177
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,248,416 and 37,063,844 shares outstanding, respectively	372	371
Additional paid in capital	76,097	71,267
Treasury stock	(2,760)	(1,055)
Retained earnings	101,865	50,439

Total equity	175,574	121,022

Total liabilities and stockholders’ equity	$488,176	$589,199

HFF reports fourth quarter and full year 2013 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income attributable to controlling interest before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) net income attributable to the noncontrolling interest, (v) stock-based compensation expense, which is a non-cash charge, (vi) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vii) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income attributable to controlling interest in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income attributable to controlling interest in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also

HFF reports fourth quarter and full year 2013 financial results considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income attributable to controlling interest to Adjusted EBITDA for the Company for the three and twelve months ended December 31, 2013 and 2012:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended Dec. 31,		For the Twelve Months Ended Dec. 31,
	2013	2012	2013	2012
Net income attributable to controlling interest	$22,665	$19,647	$51,426	$43,862
Add:
Interest expense	7	10	33	42
Income tax expense (benefit)	16,314	(6,732)	34,578	8,661
Depreciation and amortization	1,654	1,514	6,800	5,767
Net income attributable to noncontrolling interest	—	—	—	243
Stock-based compensation	1,852	743	8,302	3,442
Initial recording of mortgage servicing rights	(1,199)	(3,504)	(5,231)	(9,373)
Increase (decrease) in payable under the tax receivable agreement	—	16,145	1,040	17,358

Adjusted EBITDA	$41,293	$27,823	$96,948	$70,002

###